MERRILL LYNCH MUNICIPAL BOND FUND, INC.

INSURED PORTFOLIO

SERIES NO. 2

FILE # 811-2688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/28/2005	Puerto Rico Electric Power Auth 5% 7/1/25 - 7/1/35	$993,450,000	$14,200,000	JP Morgan Merrill Lynch Morgan Stanley Banc of America Citigroup Goldman, Sachs & Co Lehman Brothers Raymond James & Assoc Ramirez & Co UBS Financial Services Wachovia Bank, Nat Assoc
6/22/2005	Metropolitan Transporation Authority 5% 11/15/30	3,875,000	750,000,000

Lehman Brothers

First Albany Capital Inc

Bear, Stearns & Co

Citigroup

JP Morgan

Merrill Lynch

Morgan Stanley

UBS Financial Services

ABN Amro

Advest

Banc of America

CIBC World Markets

Commerce Capital

RBC Dain Rauscher

Jackson Securities

Ramirez & Co

Raymond James & Assoc

Roosevelt & Cross

Siebert Brandford

Wachovia Bank, Nat Assoc